                                                                      EXHIBIT 12


  REEBOK INTERNATIONAL LTD.
  (Amounts in Thousands)


  Exhibit 12 - Statement RE: Computation of Ratio of Earnings to Fixed Charges

                                        December        December
                                          1998            1997
                                        --------        --------
  Earnings
    Pretax Income                       $ 35,852        $147,609
    Add:
      Interest on indebtedness            60,671          64,365
      Amortization of debt discount
        and issuance costs                   363             399
      Interest on Letters of Credit
        included in cost of goods sold
      Portions of rent representative
        of the interest factor            15,104          15,123
                                        --------        --------
      Income as adjusted                $111,990        $227,496
                                        ========        ========

  Fixed Charges
      Interest on indebtedness          $ 60,671        $ 64,365
      Amortization of debt discount
        and issuance costs                   363             399
      Interest on Letters of Credit
        included in cost of goods sold
      Portions of rent representative
        of the interest factor            15,104          15,123
                                        --------        --------
    Fixed charges                       $ 76,138        $ 79,887
                                        ========        ========

    Ratio of earnings to fixed
      charges                               1.47            2.85